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                                                       EXHIBIT 11.1
                              QUANTUM CORPORATION

                      COMPUTATION OF NET INCOME PER SHARE
                     (In thousands except per share data)


                                   Three Months Ended         Six Months Ended
                                  Oct. 1,     Oct. 2,     Oct. 1,      Oct. 2,
                                     1995        1994        1995         1994

PRIMARY
  Weighted average number of
    common shares during the
    period                         52,498      45,305      50,266       45,027
  Incremental common shares
    attributable to exercise
    of outstanding options          3,742       2,022       3,750        2,064
                                  -------     -------     -------      -------
  Total shares                     56,240      47,327      54,016       47,091

  Net income                      $22,025     $48,603     $34,967     $106,844

  Net income per share              $0.39       $1.03       $0.65        $2.27


FULLY DILUTED
  Weighted average number of
    common shares during the
    period                         52,498      45,305      50,266       45,027
  Incremental common shares
    attributable to exercise
    of outstanding options and
    conversion of 6 3/8%
    convertible subordinated
    debentures                     11,069      13,732      12,677       13,773
                                  -------     -------     -------      -------
  Total shares                     63,567      59,037      62,943       58,800

  Net income (loss):
    Net income (loss)             $22,025     $48,603     $34,967     $106,844
    Add 6 3/8% convertible
      subordinated debentures
      interest, net of income
      tax effect                    1,500       1,663       3,337        3,340

  Net income, as adjusted         $23,525     $50,266     $38,304     $110,184

  Net income per share              $0.37       $0.85       $0.61        $1.87